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                                  EXHIBIT 2(C)



                      FIRST COMMERCE 1992 STOCK OPTION PLAN




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                         FIRST STERLING BANCSHARES, INC.

                             1992 STOCK OPTION PLAN

         The purpose of this Stock Option Plan, (the "Plan") is to promote the interests of First Sterling Bancshares, Inc. (the "Company"), its subsidiaries and its shareholders by providing a stock ownership incentive to its officers and the officers of its subsidiaries, whose judgement, initiative and efforts will be largely responsible for the successful operation of the Company. The Plan offers incentives for each Participant to improve the Company's profitability and, in turn, increase the value of the Company, through the grant of options to purchase shares of the Company's common stock.

         1.       DEFINITIONS. As used herein the following definitions apply:

         (a)      "Board" shall mean the Board of Directors of the Company.

         (b) "Committee" shall mean the Committee appointed by the Board in accordance with Section 3 of the Plan.

         (c) "Common Stock" shall mean the voting common stock, par value $2.50 per share, of the Company.

         (d)      "Company" shall mean First Sterling Bancshares, Inc.

         (e) "Option" shall mean a stock option granted pursuant to the Plan.

         (f) "Optioned Stock" shall mean stock subject to an Option granted pursuant to the Plan.

         (g) "Optionee" and "Participant" shall each mean an officer of the Company and/or a subsidiary of the Company who has been designated as a Participant and/or Optionee by the Board and has entered into a written stock option agreement with the Company in such form as the Committee shall, from time to time, approve.

         (h) "Share shall mean a share of the $2.50 par value Common Stock of the Company as adjusted in accordance with Section 7 of the Plan.

         2. STOCK SUBJECT TO PLAN. NUMBER OF SHARES. Subject to the provisions of Section 7 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan shall be one hundred fifty thousand (150,000). Such Shares shall be Treasury Shares or authorized but unissued Shares.


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         3.       ADMINISTRATION OF THE PLAN

         (a)      PROCEDURAL RULES.

                  (i) The Plan shall be administered by a Committee appointed by the Board.

                  (ii) The Board shall appoint a Committee, consisting of not less than three members of the Board who are not also employees, to administer the Plan on behalf of the Board, subject to such terms and conditions as the Board may prescribe. Once appointed, the Committee shall to continue serve until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, and fill vacancies, however caused. A majority of the entire Committee shall constitute a quorum and the action of the majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. In addition, any decision or determination reduced to writing and signed by all members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary to keep minutes of its meetings and may make such rules and regulations for the conduct of its businesses as it shall deem advisable.

                  (iii) The members of the Committee shall not be eligible to receive Options.

         (b) POWERS OF THE COMMITTEE. Subject to the provisions of the Plan, the Committee shall have the authority:

                  (i) To recommend to the Board for approval the officers to whom and the time or times at which Options shall be granted and the number of Shares to be represented by each Option.

                  (ii) To interpret the Plan and option agreements entered into hereunder;

                  (iii) To prescribe, amend and rescind rules and regulations relating to the Plan and any option agreements entered into hereunder;

                  (iv) To authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of any Option previously granted by the Committee; and

                  (v) To make all other determinations deemed necessary or advisable for


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                           the administration of the Plan.

         (c) EFFECT OF COMMITTEE'S DECISION. The implementation, interpretation and construction by the Committee of any provisions of the plan or any Option granted hereunder shall be final and conclusive, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

         4. ELIGIBILITY. Options may be granted under this Plan by the Board to officers of the Company and/or its subsidiaries. The Board shall determine the terms and provisions of each Option granted under the Plan (which need not be identical) and, with the consent of the holder thereof, prescribe modifications or amendments to any Option;

         5. TERM OF PLAN. The Plan shall become effective upon its adoption by the Board, subject to the condition that it be approved by the vote of the holders of a majority of the outstanding common stock of the Company within twelve months thereafter. The Plan shall continue in effect for a term of 10 years from the date of its adoption by the Board unless sooner terminated under the provisions of Section 8 of the Plan.

         6. TERMS AND CONDITIONS OF OPTIONS. All Options granted pursuant to this Plan must be granted within ten (10) years from the date the Plan is adopted by the Board. Each Option shall be evidenced by a written stock option agreement in such form as the Committee shall, from time to time, approve and shall comply with and be subject to the following terms and conditions:

         (a) OPTION PRICE. Each option agreement shall state the number of Shares to which it pertains and the option price, which shall be the book value at the close of business of the month end preceding the date upon which the Option is granted. For the purpose of this Plan the terms "book value" shall be the sum of the capital stock, surplus and retained earnings accounts of the Company.

         (b) OPTION. Each Option shall state the date on which it is granted. Each Option shall be exercisable at such time(s) and under such condition(s) as shall be permissible under the terms of this Plan and of the Option granted to the Optionee, but in no event shall an Option be exercisable after the expiration of ten (10) years from the date of grant. Except as otherwise hereinafter provided in case of disability or death, an Option can only be exercised during, or within ninety (90) days after the termination of, an Optionee's employment with the Company, or any parent or subsidiary of the Company which now exists or hereafter is organized or acquired by or acquires the Company; provided however, that no Option, or any part of an Option, shall be exercisable before the date it would otherwise be exercisable.


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                  If the Optionee's employment with the Company or a parent or subsidiary of the Company is terminated by reason of permanent and total disability, the exercise period shall be extended for a period of six (6) months following the date of termination of the Optionee's employment subject to the condition that no Option shall be exercised after the expiration of ten (10) years from the date it is granted or before the date it would otherwise be exercisable. Permanent and total disability shall exist if the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted and can be expected to last for a continuous period of not less than 12 months.

                  If the Optionee dies while in the employ of the Company or a parent or subsidiary of the Company and shall not have fully exercised Options granted pursuant to the Plan, such Options may be exercised in whole or in part at any time within one
                  (1) year after the Optionee's death by the executor or administrator of the Optionee's estate or by any person or persons who shall have acquired the Options directly from the Optionee by bequest or inheritance, subject to the condition that no Option shall be exercisable after the expiration of ten (10) years from the date it is granted or before the date it would otherwise be exercisable.

         (c) TRANSFERABILITY LIMITATIONS. Any Option granted hereunder may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by Will or by the laws of descent and distribution and shall be exercisable, during the Optionee's lifetime, only by him or her.

         (d)      PROCEDURE FOR EXERCISE.

                  (i) An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. The Option price shall be paid in cash or by the surrender, at fair market value on the date on which the Option is exercised of Shares, or by any combination of cash and Shares. Until the issuance or transfer of the stock certificate(s) (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Optioned Stock notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date is prior to the date of the stock certificates are issued or transferred except as provided in


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                           Section 7 of the Plan.

                  (ii)     An Option may not be exercised for fractional Shares.

         (f)      CONDITIONS UPON ISSUANCE OF SHARES.

                  (i) LEGAL RESTRICTIONS. Shares shall not be issued or sold with respect to an Option granted under the Plan unless the grant and exercise of such Option and the issuance or sale and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Florida Securities Act, the rules and regulations promulgated thereunder and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                  (ii) REPRESENTATIONS REQUIRED. As a condition to the exercise of an Option, the Company may require the Participant to represent and warrant at the time of any such exercise that the Shares are being purchased by the Optionee for the Optionee's own account for investment and without an intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by applicable law.

         7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event that the outstanding shares of the Common Stock of the Company shall be increased, decreased, or otherwise changed in number, class, or character by reason of any issuance or repurchase of Common Stock, or subdivision or combination of the outstanding Common Stock of the Company into a greater or lesser number of shares, split-up, change of par value, common stock dividend, reclassification of shares, recapitalization, merger, consolidation, exchange of shares, or sale, lease or conveyance of substantially all the assets of the Company, or other change in the capitalization or organization of the Company, or shall be changed in value by reason of any co-called spin-off dividend in partial liquidation or other special distribution, the Committee shall, in light of such change, make such adjustments, if any, as it deems to be equitable in (1) the respective numbers of Shares and/or the respective option price specified in the Options theretofore granted under this Plan and then outstanding, and (2) the aggregate number of Shares of Common Stock which may be purchased upon the exercise of Options granted under this Plan, as set forth in Section 2 thereof. Such adjustment shall not result in the issuance of fractional Shares. In the event of the issuance of any warrants, rights to purchase, or other securities of the Company to all holders of Common Stock, then Optionee shall also receive such warrants, rights to purchase, or other securities attributable to each share of Common Stock reserved for issuance or sale to Optionee hereunder upon issuance or sale to Optionee hereunder upon issuance or sale of Common Stock to Optionee after exercise of the Option.


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         The foregoing adjustments shall be made by the Committee, subject to the approval of the Board. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes in its capital or business structure or to merge or consolidate or dissolve, liquidate, or sell, or transfer all or any part of its business or assets.

         8.       AMENDMENT AND TERMINATION OF THE PLAN.

         (a) AMENDMENT. The Board may amend the Plan from time to time in such respects as the Board may deem advisable.

         (b) EFFECT OF AMENDMENT OR TERMINATION. The amendment or termination of this Plan shall not, without the consent of an affected Optionee, alter or impair any rights or obligations previously granted hereunder.

         9. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available the number of Shares as shall be sufficient to satisfy the requirements of the Plan.

         10. LIABILITY OF COMPANY. The Company, its parent, or any subsidiary which is in existence or hereafter comes into existence, shall not be liable to the Optionee or other person as to:

         (a) NONISSUANCE OR SALE OF SHARES. The nonissuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and/or sale of any Shares hereunder; or

         (b) TAX CONSEQUENCES. Any tax or securities consequences expected, but not realized, by the Optionee or other person due to the grant or exercise of any Option granted hereunder.

         11. SUCCESSORS AND ASSIGNS. The provisions of this Plan shall be binding upon all permitted successors and assigns of the Optionee and upon all successors and assigns of the Company.

         12. GOVERNING LAW. This Plan shall be interpreted and construed in accordance with the laws of the State of Florida.


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         IN WITNESS WHEREOF, the Company has duly adopted and executed this Plan the ____ of ______________, 1992.

                                             FIRST STERLING BANCSHARES, INC.



                                             By:
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                                                President



                                             By:
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                                                Secretary




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